UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 10, 2015

MABVAX THERAPEUTICS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-31265	93-0987903
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11588 Sorrento Valley Rd., Suite 20
San Diego, CA 92121
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (858) 259-9405

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 3.02 Unregistered Sales of Equity Securities.

 Background

On April 6, 2015, MabVax Therapeutics Holdings, Inc. (the “Company”) filed a Current Report on Form 8-K (the “Prior 8-K”) disclosing that it had entered into separate subscription agreements (the “Subscription Agreement”) with accredited investors (the “Investors”) relating to the issuance and sale of $11,614,501 of units (the “Units”) at a purchase price of $0.75 per Unit, with each Unit consisting of one share of the Company’s common stock, par value $0.01 per share (the “Common Stock”) (or, at the election of any Investor who, as a result of receiving Common Stock would hold in excess of 4.99% of the Company’s issued and outstanding Common Stock, shares of the Company’s newly designated  0% Series E Convertible Preferred Stock (the “Preferred Shares”)) and a thirty month warrant (the “Warrants”) to purchase one half of one share of Common Stock at an initial exercise price of $1.50 per share (such sale and issuance, the “Private Placement”).  This amount was subsequently increased by the issuance and sale of an additional $100,000 of Units prior to release of funds from the second closing held in escrow.

The Company conducted an initial closing of the Private Placement on March 31, 2015 in which it sold an aggregate of $4,995,750 of Units and a second closing was held on April 3, 2015 in which the Company sold an additional $6,718,751 of Units.  The proceeds from the second closing were released from escrow on April 10, 2015, except as otherwise discussed herein.

OPKO Health, Inc. (“OPKO”) was the lead investor in the Private Placement and subscribed for $2,500,000 of Units consisting of Preferred Shares, which were the only Preferred Shares issued in the Private Placement.  Frost Gamma Investments Trust (“FGIT”) purchased $1,000,000 of Units consisting of Common Stock.

Escrow Agreement

 On April 14, 2015, as a condition to participation by OPKO and FGIT in the Private Placement, the Company entered into an Escrow Deposit Agreement with Signature Bank N.A. and OPKO (the “Escrow Agreement”) pursuant to which the subscriptions of OPKO and FGIT, totaling, $3.5 million (the “Escrowed Funds”), are to be deposited into and held at Signature Bank as Escrowed Funds.  The Escrowed Funds are to be released to the Company only upon approval of a representative of OPKO within 10 weeks of entering into the Escrow Agreement, unless released sooner or extended by the OPKO representative.  The Escrowed Funds shall be returned, and the Company shall have no further obligation to issue Units to OPKO or FGIT, in the event the release conditions are not met.

 The foregoing description of the Escrow Agreement is not complete and is qualified in its entirety by reference to the full text of the Escrow Agreement, a copy of which is filed as Exhibit 10.1 to this Report and is incorporated by reference herein.

The disclosure in this Current Report on Form 8-K updates and supersedes the information in the Prior 8-K.

After giving effect to the transactions described herein and in the Prior Report, as of the date of this Current Report on Form 8-K, the Company has 24,100,546 shares of Common Stock issued and outstanding, 237,647 shares of Series D Preferred Stock outstanding convertible into an aggregate of 23,764,700 shares of Common Stock, and 33,333 shares of Series E Preferred Stock outstanding convertible into an aggregate of 3,333,333 shares of Common Stock, without giving effect to any beneficial ownership limitation (including for such purposes the OPKO and FGIT issuances subject to escrow), and inclusive of all issuances made to date, subject to the description of the Escrow Agreement and Escrowed Funds, above.

The Units described were offered and sold solely to “accredited investors” in reliance on the exemption from registration afforded by Rule 506 of Regulation D and Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).  In connection with the sale of the Units, the Company relied on the Investors' written representations as to its status as an "accredited investor" as defined in Rule 501(a) of Regulation D.  In addition, neither the Company nor anyone acting on its behalf has offered or sold these securities by any form of general solicitation or general advertising.

Warrant Exercise

On April 14, 2015, the Company issued an aggregate of 914,292 shares of Common Stock pursuant to the cashless exercise and delivery of  an aggregate of 1,349,999 Series E Warrants. As of April 14, 2015, 6,459,665 Series E Warrants to purchase Common Stock at an exercise price of $1.50 per share remained outstanding.

The shares were issued pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Form of Escrow Deposit Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MABVAX THERAPEUTICS HOLDINGS, INC.

Dated: April 15, 2015	/s/ J. David Hansen
J. David Hansen
President and Chief Executive Officer